Exhibit 99.1

Investor Contact
Enrique Mayor-Mora: 877-784-7167, or
Bruce Goldfarb/ Steve Balet/ Pat McHugh, Okapi Partners:  212-297-0720

Media Contact
Michael Fox, ICR: 203-682-8218

Denny’s Announces Certified Results of Annual Meeting of Stockholders

Stockholders Elect All Eight Company Nominees to the Board and Ratify Auditor Selection

Spartanburg, SC – May 25, 2010 – Denny’s Corporation (NASDAQ: DENN) today announced that it has received certified voting results from the independent inspector of election for the Company’s May 19, 2010 annual meeting of stockholders.

The certified results show that stockholders voted to elect all eight of the nominees proposed by the Company to serve on Denny’s Board.  The re-elected Board members include: Debra Smithart-Oglesby, Brenda J. Lauderback, Nelson J. Marchioli, Robert E. Marks, Louis P. Neeb, Donald C. Robinson, Donald R. Shepherd and Laysha Ward.  Stockholders also voted to ratify the appointment of KPMG as the Company’s independent registered public accounting firm for fiscal year 2010.

Debra Smithart-Oglesby, Denny’s Board Chair, stated, “We appreciate the support and confidence our stockholders have placed in our Board. We take this responsibility very seriously and are firmly committed to maximizing stockholder value. We look forward to applying our full energy and focus towards building on the progress we have made at Denny’s and implementing our plans to accelerate that progress going forward.”

About Denny’s

Denny’s is one of America’s largest full-service family restaurant chains, consisting of 1,322 franchised and licensed units and 237 company-owned units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico.  For further information on Denny’s, including news releases, links to SEC filings and other financial information, please visit the Denny’s investor relations website, ir.dennys.com.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed in this release may constitute forward-looking statements.  These forward-looking statements involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  the competitive pressures from within the restaurant industry; the level of success of the Company’s strategic and operating initiatives, advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports and other filings, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 30, 2009 (and in the Company’s subsequent quarterly reports on Form 10-Q).